EXHIBIT 10.1
DIRECTOR COMPENSATION
On November 11, 2005, Inter-Tel, Incorporated revised its director compensation. Inter-Tel’s complete director compensation schedule is set forth below as so revised:

Description	Prior to 10-4-05	After 10-4-05

Each regularly scheduled Board of Directors meeting attended	$1,500	$2,000
Quarterly stipend for non-chairman committee members	6,000	6,000
Quarterly stipend for compensation committee chairman	6,500	6,500
Quarterly stipend for governance and nominating committee chairman	6,500	6,500
Quarterly stipend for non-employee chairman of the board of directors	10,500	10,500
Quarterly stipend for audit committee chairman	10,500	10,500
Each compensation committee meeting attended	1,500	1,500
Each governance and nominating committee meeting attended	1,500	1,500
Each audit committee meeting attended	2,000	2,000
Each meeting of a special committee of the Board or a subcommittee thereof	1,500	2,000
Each special meeting of the Board or committee of the Board, including unanimous written consents in lieu of board meetings	1,500	2,000
Expenses of attending Board and Committee meetings	As incurred	As incurred
The Company also allows each director to elect to participate in the health benefit plans each year Directors are offered participation in the same plans offered to employees, subject to payment by each electing director at employee participant rates, plus all applicable co-pays and/or deductibles
	Participation offered in Company plans	Participation offered in Company plans
Director continuing education expenses	50% of eligible tuition plus expenses	50% of eligible tuition plus expenses
Annual stock option grants to purchase shares of Common Stock, pursuant to the Company’s Director Stock Option Plan (as amended), at the market price five (5) business days after the date of the annual Board meeting	7,500	7,500

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